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                           ARTICLES OF INCORPORATION

                                       OF

                           FESTIVAL PRODUCTIONS, INC.


                  The undersigned natural person of the age of eighteen (18) years or more, acting as Incorporator of a corporation (hereinafter referred to as the "Corporation"), under the Texas Business Corporation Act (hereinafter referred to as the "Act"), does hereby adopt the following Articles of Incorporation of the Corporation:

                                    I. NAME

                  The name of the Corporation is FESTIVAL PRODUCTIONS, INC.

                                  II.  DURATION

                  The period of the Corporation's duration is perpetual.

                              III.  PURPOSES AND POWERS

                  Section 1.  Purposes:  The purposes for which the Corporation is organized are:

                  (a) To acquire, establish, own, hold, sell, lease, conduct, manage, promote, produce and present fairs, festivals, concerts, expositions, shows, carnivals, exhibitions, contests, theatrical productions or amusement enterprises of every kind and nature.

                  (b) To engage in the business of leasing, renting, transporting, buying, selling, trading, exchanging, manufacturing, dealing in and dealing with equipment goods, wares, merchandise and personal property of every kind and character and to carry on such business as lessors, wholesalers, retailers, importers and exporters, or any one or more of them.

                  (c) To the extent that corporations may legally do so, to engage in the business of the erection, construction or repair of residences, buildings, structures or improvements, public or private, and to contract for the erection, construction or repair of the same or any part thereof, and to acquire, own, prepare and use any materials for said purpose.

                  (d)      To engage in the manufacturing business.



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                  (e)      To establish, maintain and conduct any sales,
                           service, agency, brokerage, franchise, investment or merchandising business in all its aspects for the purpose of selling, purchasing, licensing, renting, leasing, operating, franchising and otherwise dealing with personal services, instruments, machines, appliances, inventions, securities, trade marks, trade names, patents, privileges, processes improvements, copyrights, contract rights and personal property, tangible and intangible, of all kinds and descriptions.

                  (f) To serve as manager, consultant, representative, agent, broker or advisor for other persons, associations, corporations, partnerships and firms.

                  (g) To enter into partnerships or into any arrangement for sharing of profits, union of interests, cooperation, joint venture, reciprocal concession or otherwise, with any person, firm or corporation carrying on or engaged in or about to carry on or engage in any business or transaction which the corporation is authorized to carry on or engage in.

                  (h) To carry out the purposes above set forth in any state, territory, district or possession of the United States, or in any foreign country to the extent that such purposes are not forbidden by the law of such state, territory, district or possession of the United States or by such foreign country.

                  (i) Subject to the provisions of Part Four, Chapter 203, of the Texas Miscellaneous Corporation Laws Act (Articles 4.01-4.07), to carry on the business of purchasing, subdividing, selling, mortgaging, improving, owning, leasing, renting or otherwise holding, owning, managing, operating, exchanging and selling land and real property of every kind and character, including any interest therein.

                  (j) In general, to transact any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                  Section 2. Powers: Subject to any limitation or restrictions imposed by the Texas Business Corporation Act or any other law, or by these Articles of Incorporation, and solely in furtherance of, but not in addition to, the purposes set forth in Section 1 of this Article, the Corporation shall have and exercise all of the powers specified in the Texas Business Corporation Act or in any other applicable law of the State of Texas.

                  Section 3. Limiting Clauses: Nothing in this Article shall be construed as authorizing the Corporation to transact any business in the State of Texas prohibited by any law of the State of Texas, or to engage in any activity in the State of Texas which lawfully cannot be engaged in without first obtaining a license under the laws of Texas and such license cannot be


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granted to a corporation, or to transact any of the business referred to in
Section (B) (3) (a) or Section (B) (4) of Article 2.01 of the Texas Business Corporation Act.

                             IV. AUTHORIZED SHARES

                  The aggregate number of shares which the Corporation shall have authority to issue is one million (1,000,000) shares of common stock of the par value of One Dollar ($1.00) per share.

                 V. INITIAL CONSIDERATION OF ISSUANCE OF SHARES

                  The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of not less than One Thousand Dollars ($1,000.00), consisting of money paid, labor done, or property actually received.

                        VI. REGISTERED OFFICE AND AGENT

                  The Post Office address of the initial Registered office of the Corporation is 20th Floor, Niels Esperson Building, Houston, Texas 77002, and the name of its initial Registered Agent at such address is Ronald J. Stark.

                                 VII. DIRECTORS

                  The number of Directors of the Corporation shall be fixed by the By-Laws of the Corporation, but such number shall not be less than one (1), and the names and addresses of the persons who are to serve as Directors of the Corporation until the first annual meeting of the shareholders or until their successors are elected and qualified are:


                  NAME                                    ADDRESS

                  Allen J. Becker                 3003 W. Alabama
                                                  Houston, Texas  77098

                  Barry M. Lewis                  3003 W. Alabama
                                                  Houston, Texas  77098

                  Louis Messina                   3003 W. Alabama
                                                  Houston, Texas  77098

                               VIII. INCORPORATOR


                  The name and address of the Incorporator is Ronald J. Stark, 20th Floor, Niels Esperson Building, Houston, Texas 77002.


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                  IN WITNESS WHEREOF, the undersigned has hereunto set his hand this the 26th day of May, 1978.



                                          /s/ Ronald J. Stark
                                                     Ronald J. Stark



THE STATE OF TEXAS         :
                           :
COUNTY OF HARRIS           :

                  I, the undersigned, a Notary Public, do hereby certify that on this the 26th day of May, 1978, personally appeared before me Ronald J. Stark, who being by me first duly sworn, declared that he is the person who signed the foregoing document as Incorporator, and that the statements therein contained are true.



                                          /s/ Ruth Batchelder
                                          Notary Public in and FOR
                                          Harris County, Texas


My Commission Expires:


June 30, 1978


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